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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
                                                                    News Release
For More Information Contact

        Bill Bottoms                    John Root
        Chief Executive Officer         Investor Relations
        (510) 657-7400                  (510) 657-7400

        CREDENCE SYSTEMS REPORTS RESIGNATION OF CHIEF FINANCIAL OFFICER

        FREMONT, Calif.--December 4, 1997--Credence Systems Corporation (Nasdaq
NMS: CMOS) announced that Richard Y. Okumoto, executive vice president and chief financial officer for Credence Systems Corporation, has resigned his position as executive vice president and chief financial officer effective December 3, 1997 and will begin serving as a consultant to the company through June 1998. Mr. Okumoto has accepted a position with broader responsibilities in a company outside the automatic test equipment industry. Mr. Jerry Bruce, Credence's vice president and controller, will serve as the acting chief financial officer.

        "Rich has done an excellent job as chief financial officer of Credence and I am pleased that he has accepted a consulting role with us," said Dr. Wilmer R. Bottoms, Credence's chairman and chief executive officer. "We regret Rich's decision to move on, but understand his decision to pursue this opportunity. Fortunately, with the strong management team we have in place, our strategy and execution will stay on course."

        Mr. Henk Evenhuis, a member of Credence's board of directors since 1993 and former chief financial officer of Lam Research Corporation, will also take a more active role during the transition on an as needed basis, including the search for a new chief financial officer.

        Credence Systems Corporation is a leading manufacturer of automatic test equipment (ATE) that serves a broad spectrum of the worldwide semiconductor industry's testing needs. Credence offers a wide

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CREDENCE SYSTEMS REPORTS RESIGNATION OF CHIEF FINANCIAL OFFICER          PAGE 2

range of products with test capabilities for digital, mixed-signal and non-volatile memory semiconductors. Credence uses its proprietary CMOS technologies to design products that provide a lower cost of ownership while meeting the increasingly demanding requirements of today's ATE market. The Company is headquartered in Fremont, California with manufacturing in Beaverton, Oregon and Fremont, California. Credence is listed on the Nasdaq National Market under the symbol CMOS.

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Credence, Credence Systems, are trademarks of Credence Systems Corporation.
Other trademarks mentioned in this release are the intellectual property of their respective owners.